Exhibit 99

Puerto Rico Contact:
Juan C. Cruz,
Oriental Financial Group
(787) 771-6820

U.S. Contact:
Steven Anreder and Gary Fishman,
Anreder & Company
(212) 532-3232

ORIENTAL FINANCIAL GROUP REPORTS RESULTS FOR THE THIRD
QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2006
SAN JUAN, Puerto Rico, November 1, 2006 — Oriental Financial Group Inc. (NYSE: OFG) today announced results for the third quarter and nine months ended September 30, 2006.
For the third quarter of 2006, income available to common shareholders totaled $1.18 million, or $0.05 per share diluted, compared to $1.32 million, or $0.05 per share diluted, in the preceding quarter, and $7.22 million, or $0.29 per share diluted, in the year ago quarter. Return on Assets (ROA) was 0.20% and Return on Common Equity (ROCE) was 1.69% for the September 2006 quarter, compared to 0.22% and 1.94%, respectively, for the June 2006 quarter and 0.77% and 12.68%, respectively, for the September 2005 quarter.
For the first nine months of 2006, income available to common shareholders totaled $9.34 million, or $0.38 per share diluted, compared to $31.80 million, or $1.25 per share diluted, in the comparable year ago period. ROA was 1.11% and ROCE was 5.84% for the first nine months of 2006 compared to 3.32% and 49.73%, respectively, for the first nine months of 2005.
Total financial assets managed and owned amounted to $7.77 billion at September 30, 2006, compared with $7.94 billion at June 30, 2006 and $7.39 billion at September 30, 2005. Total loans, net were a record $1.18 billion, up 2.1% from the second quarter and 31.0% higher as compared with the year ago quarter. In line with the Group’s strategy, loans as a percentage of interest earning assets increased to 26.6% as of September 30, 2006, from 24.8% as of June 30, 2006 and 21.0% as of September 30, 2005, while investments as a percentage of interest earning assets declined correspondingly.
During the September 2006 quarter, Oriental took advantage of favorable market conditions and sold $321 million of securities, generating a net gain on sale of $2.5 million. Proceeds from the sales were mainly used to reduce repurchase agreements, whose average cost had increased significantly in recent quarters. As a result, at September 30, 2006, investments totaled $3.26 billion, 6.9% lower than June 30, 2006 levels, and borrowings were $2.99 billion, down 7.9% from June 30, 2006.
Oriental declared dividends of $0.14 per common share for the third quarter of 2006 and $0.42 per common share for the first nine months of 2006, the same as year ago levels.

Commentary & Outlook
“Third quarter results continued to reflect significant increases in interest costs as a result of rate hikes that occurred though 2005 and mid-2006,” said José Rafael Fernández, President and CEO. “With the Federal Open Market Committee recently holding off on any new increases, however, net interest margin compression began to slow in the September quarter as compared to the June and March periods.”
Mr. Fernández said third quarter results also featured strong growth in interest income from the Group’s loan portfolio; a rebound in commercial lending volume from the preceding June 2006 quarter; and continued control of non-interest expenses. Oriental launched an improved online retail and commercial banking platform during the quarter, to help drive these segments of the business. In addition, he reported that both credit quality and capital remained strong.
Mr. Fernández reiterated that fourth quarter 2006 results are expected to continue to be impacted by recent interest rate increases, although indications of an improved interest rate environment could benefit 2007. He added that the Group is continuing its strategic plan, which includes the repositioning of its investment securities portfolio and related funding sources, while increasing banking and financial services revenues, and maintaining tight cost controls.
Analysis of Third Quarter Income Statement
Net interest income for the quarter amounted to $9.0 million for a Net Interest Margin (NIM) of 0.77%, compared to $10.7 million (0.96%) in the June 2006 quarter and $17.3 million (1.64%) in the September 2005 quarter. The decline in net interest income reflected the aforementioned higher rates on interest bearing liabilities, primarily short-term borrowings, which in the third quarter continued to increase faster than yields on interest earning assets.
Interest income for the quarter totaled $60.9 million, an increase of 7.0% over the June 2006 quarter and 19.8% above the September 2005 quarter, while interest expense of $51.9 million increased 12.4% over the June 2006 quarter and 55.0% above the September 2005 quarter.
Interest income from loans rose 13.7% over the June 2006 quarter and 36.8% over the September 2005 quarter, reflecting higher volume and yield. Interest income from securities increased 3.8% from the June 2006 quarter and 12.5% over the September 2005 quarter.
Within non-interest income, total banking and financial service revenues amounted to $7.7 million, off 4.2% from the June 2006 quarter, but up 6.8% over the September 2005 quarter. Financial service revenues of $4.0 million were similar to the preceding and year ago quarters, reflecting recurring revenues in trust, IRA, Keogh, insurance and brokerage services. Banking service revenues amounted to $2.0 million compared to $2.5 million in the June 2005 quarter and $2.2 million in the September 2005 quarter.

Investment banking revenues, which depend on the amount and volume of securities offerings underwritten or placed by Oriental’s broker-dealer subsidiary in a quarter, were $0.6 million compared to $0.9 million in the June 2006 quarter and virtually nil in the year ago quarter. Mortgage banking activities generated $1.1 million, which was 77.0% higher than the preceding quarter and 5.1% higher than the year ago quarter.
Non-interest expenses totaled $15.1 million, down 1.6% from the September 2005 quarter. For the first nine months of 2006, non-interest expenses of $44.8 million were 6.1% lower than the corresponding year ago period, excluding non-cash compensation related to the variable accounting for certain employee stock options.
September 30, 2006 Balance Sheet Analysis
Mortgage loans totaled $906.8 million at September 30, 2006, up 2.2% sequentially and 45.9% from a year ago. Commercial loans at $234.4 million were up 2.8% sequentially, but slightly lower than at September 30, 2005. Consumer loans amounted to $39.2 million, reflecting 25.4% year over year growth, but were level with June 30, 2006 balances due to the adoption of a more conservative lending posture in light of local economic conditions.
Loan production amounted to $86.1 million, similar to the $88.1 million level in the June 2006 quarter, but down from the $102.4 million level in the September 2005 quarter. On a sequential quarter basis, commercial production increased 16.8%, to $14.5 million, but consumer and mortgage production declined $1.5 million and $2.6 million, respectively.
At September 30, 2006, deposits of $1.29 billion were up 6.6% from the end of the preceding quarter and were approximately level with a year ago. Savings accounts at $213.0 million increased 24.6% sequentially and 147.0% year over year, mainly as a result of the increase in Oriental Money, a combined checking and passbook-like product. Certificates of Deposit at $943.7 million were down 12.0% year over year, but up 4.7% from June 30, 2006. Due to the high level of rates being offered for retail CDs in Puerto Rico, the Group continues to monitor closely the local CD market to decide when to pursue such deposits. At September 30, 2006, brokered CDs represented 19.3% of total deposits compared to 22.1% a year ago.
Credit Quality
Credit quality continued to be favorable. Provision for loan losses for the September 2006 quarter remained relatively stable at $0.9 million compared to the June 2006 quarter and approximately $1.0 million in the September 2005 quarter. The provision is based on an analysis by the Group of the credit quality and composition of its loan portfolio to maintain the allowance at an adequate level. Year to date total provisioning of $2.9 million has exceeded total net credit losses by 53.3%.

At September 30, 2006, non-performing loans were $34.2 million (2.89% of total loans), compared to $29.4 million (2.53%) at June 30, 2006 and $28.5 million (3.14%) at September 30, 2005. The current level largely reflects an increase of $5.3 million in non-performing residential mortgages in the September 2006 quarter due to overall residential mortgage loan growth and the effects of the current economic situation in Puerto Rico. This increase is not expected to translate into higher losses because these loans are well collateralized with an adequate loan to value ratio. Net credit losses also remained relatively small at $0.7 million (0.26% of average loans outstanding) for the September 2006 quarter versus $0.6 million (0.25%) for the June 2006 quarter and $0.6 million (0.27%) for the September 2005 quarter.
Capital
The Group continues to be well-capitalized, with ratios significantly above regulatory capital adequacy guidelines. At September 30, 2006, the Leverage Capital Ratio was 8.96% (2.2 times the minimum of 4.00%), Tier 1 Risk-Based Capital Ratio was 28.18% (7.0 times the minimum of 4.00%), and Total Risk-Based Capital Ratio was 28.68% (3.6 times the minimum of 8.00%).
Book value per share at September 30, 2006 equaled $11.57, compared to $11.08 at June 30, 2006 and $11.24 at September 30, 2005. Stockholders’ equity totaled $351.7 million, versus $340.3 million at June 30, 2006 and $346.5 million at September 30, 2005. The sequential increases in book value and shareholders’ equity included the effect of improved mark to market valuations in the available for sale investment portfolio.
During the third quarter of 2006 and the first week of October, Oriental repurchased 150,000 outstanding shares of common stock at an average price of $12.09 each, for a total of $1.82 million, leaving approximately $8.5 million available under the Group’s current stock repurchase program.
About Oriental Financial Group
Oriental Financial Group Inc. (www.OrientalOnline.com) is a diversified financial holding company operating under U.S. and Puerto Rico banking laws and regulations. Now in its 41st year in business, Oriental provides a full range of mortgage, commercial and consumer banking services through 24 financial centers in Puerto Rico, as well as financial planning, trust, insurance, investment brokerage and investment banking services.
Forward-Looking Statements
This news release may contain forward-looking statements that reflect management’s beliefs and expectations and are subject to risks and uncertainties inherent to the Group’s business, including, without limitation, the effect of economic and market conditions, the level and volatility of interest rates, and other risks and considerations detailed in the Group’s filings with the Securities and Exchange Commission. These or other factors could cause actual results to differ materially from forward-looking statements. The Group also disclaims any obligations to update information contained in this news release as a result of developments occurring after the date of issuance.
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ORIENTAL FINANCIAL GROUP
Financial Summary
(NYSE:OFG)

	QUARTER ENDED				NINE-MONTH PERIOD ENDED
	30-Sep-06	30-Sep-05%		30-Jun-06	30-Sep-06	30-Sep-05%
Summary of Operations (in thousands, except per share data):

Interest Income:
Loans	$20,819	$15,218	36.8%	$18,311	$55,384	$43,575	27.1%
Investment securities	40,046	35,595	12.5%	38,583	118,368	103,687	14.2%

Total interest income	60,865	50,813	19.8%	56,894	173,752	147,262	18.0%

Deposits	11,931	9,589	24.4%	11,146	33,575	25,909	29.6%
Securities sold under agreements to repurchase	36,035	20,132	79.0%	31,128	93,525	54,101	72.9%
Other borrowed funds	3,946	3,764	4.8%	3,912	11,777	10,226	15.2%

Total interest expense	51,912	33,485	55.0%	46,186	138,877	90,236	53.9%

Net interest income	8,953	17,328	-48.3%	10,708	34,875	57,026	-38.8%
Provision for loan losses	(870)	(951)	-8.5%	(947)	(2,918)	(2,461)	18.6%

Net interest income after provision for loan losses	8,083	16,377	-50.6%	9,761	31,957	54,565	-41.4%

Non-Interest Income:
Financial service revenues	3,986	3,919	1.7%	4,066	11,303	10,515	7.5%
Banking service revenues	2,025	2,244	-9.8%	2,511	6,712	6,064	10.7%
Investment banking revenues	592	5	11740.0%	852	3,153	167	1788.0%
Mortgage banking activities	1,122	1,068	5.1%	634	2,191	3,310	-33.8%

Total banking and financial service revenues	7,725	7,236	6.8%	8,063	23,359	20,056	16.5%
Net gain on sale of securities	2,455	345	611.6%	(8)	2,496	2,167	15.2%
Net gain (loss) on derivatives	(1,571)	(50)	3042.0%	(23)	(713)	(2,540)	-71.9%
Other	1,276	294	334.0%	(511)	1,216	680	78.8%

Total non-interest income	9,885	7,825	26.3%	7,521	26,358	20,363	29.4%

Non-Interest Expenses:
Compensation and employee benefits(1)	6,241	6,260	-0.3%	5,627	18,042	13,955	29.3%
Occupancy and equipment	2,867	2,976	-3.7%	2,793	8,549	8,508	0.5%
Advertising and business promotion	1,148	1,350	-15.0%	1,300	3,514	4,257	-17.5%
Professional and service fees	1,804	1,693	6.6%	1,601	5,029	5,307	-5.2%
Communication	419	413	1.5%	395	1,261	1,199	5.2%
Loan servicing expenses	525	446	17.7%	509	1,490	1,277	16.7%
Taxes, other than payroll and income taxes	440	597	-26.3%	573	1,613	1,531	5.4%
Electronic banking charges	489	388	26.0%	494	1,451	1,448	0.2%
Printing, postage, stationery and supplies	259	259	0.0%	359	803	676	18.8%
Insurance	220	185	18.9%	219	652	560	16.4%
Other	733	823	-10.9%	914	2,409	2,714	-11.2%

Total non-interest expenses	15,145	15,390	-1.6%	14,784	44,813	41,432	8.2%

Income before income taxes	2,823	8,812	-68.0%	2,498	13,502	33,496	-59.7%
Income tax expense (benefit)	446	391	14.1%	(21)	557	(1,903)	-129.3%

Net income	2,377	8,421	-71.8%	2,519	12,945	35,399	-63.4%
Less: Dividends on preferred stock	(1,200)	(1,200)	0.0%	(1,201)	(3,601)	(3,601)	0.0%

Income available to common shareholders	$1,177	$7,221	-83.7%	$1,318	$9,344	$31,798	-70.6%

	QUARTER ENDED				NINE-MONTH PERIOD ENDED
	30-Sep-06	30-Sep-05%		30-Jun-06	30-Sep-06	30-Sep-05%
EARNINGS PER SHARE

Earning per common share (basic)	$0.05	$0.29	-82.8%	$0.05	$0.38	$1.28	-70.3%

Earning per common share (diluted)	$0.05	$0.29	-82.8%	$0.05	$0.38	$1.25	-69.6%

Dividends declared per common share	$0.14	$0.14	0.0%	$0.14	$0.42	$0.42	0.0%

Average shares outstanding	24,564	24,926	-1.5%	24,599	24,600	24,791	-0.8%
Average potential common shares-options	97	351	-72.4%	106	124	714	-82.6%

Total average shares outstanding and equivalents	24,661	25,277	-2.4%	24,705	24,724	25,505	-3.1%

Common shares outstanding at end of period				24,578	24,524	24,776	-1.0%

Book value per common share				$11.08	$11.57	$11.24	2.9%

SELECTED FINANCIAL DATA AT PERIOD-END

PERFORMANCE RATIOS:
Return on assets	0.20%	0.77%	-74.0%	0.22%	1.11%	3.32%	-66.6%

Return on common equity	1.69%	12.68%	-86.7%	1.94%	5.84%	49.73%	-88.3%

Efficiency ratio	90.81%	62.65%	44.9%	78.76%	76.95%	51.54%	49.3%

Leverage capital ratio				9.39%	8.96%	10.33%	-13.3%

Tier 1 risk-based capital				29.60%	28.18%	38.80%	-27.4%

Total risk-based capital				30.11%	28.68%	39.39%	-27.2%

TAX EQUIVALENT SPREAD
Interest-earning assets	5.24%	4.82%	8.7%	5.08%	5.12%	4.75%	7.8%
Tax equivalent adjustment	1.15%	1.02%	12.7%	1.17%	1.18%	1.03%	14.6%

Interest-earning assets — tax equivalent	6.39%	5.84%	9.4%	6.25%	6.30%	5.78%	9.0%
Interest-bearing liabilities	4.73%	3.40%	39.1%	4.38%	4.36%	3.12%	39.7%

Tax equivalent interest rate spread	1.66%	2.44%	-32.0%	1.87%	1.94%	2.66%	-27.1%

Tax equivalent interest rate margin	1.92%	2.66%	-27.8%	2.13%	2.21%	2.87%	-23.0%

NORMAL SPREAD
Investments	4.53%	4.32%	4.9%	4.40%	4.48%	4.24%	5.7%
Loans	7.49%	6.63%	13.0%	7.51%	7.36%	6.63%	11.0%

Interest-earning assets	5.24%	4.82%	8.7%	5.08%	5.12%	4.75%	7.8%

Deposits	3.92%	3.04%	28.9%	3.65%	3.65%	2.89%	26.3%

Borrowings	5.04%	3.57%	41.2%	4.68%	4.65%	3.23%	44.0%

Interest-bearing liabilities	4.73%	3.40%	39.1%	4.38%	4.36%	3.12%	39.7%

Interest rate spread	0.51%	1.42%	-64.1%	0.70%	0.76%	1.63%	-53.4%

Interest rate margin	0.77%	1.64%	-53.0%	0.96%	1.03%	1.84%	-44.0%

(1)	Compensation and employee benefits was decreased by $6,288 for the nine-month period ended September 30, 2005, reflecting the non-cash compensation benefit related to certain stock option awards with anti-dilutive provisions.

	As of	As of			As of
SELECTED FINANCIAL DATA AT PERIOD-END	30-Jun-06	30-Sep-06	30-Sep-05%		31-Dec-05
Cash and due from banks	$35,237	$14,734	$15,930	-7.5%	$13,789

Interest-earning assets:
Investments:
Short term investments	35,722	24,318	70,387	-65.5%	63,480
Trading securities	368	347	188	84.6%	146
Investment securities available-for-sale, at fair value	1,200,244	1,035,332	1,017,355	1.8%	1,046,884
Investment securities held-to-maturity, at amortized cost	2,243,219	2,182,612	2,261,155	-3.5%	2,346,255
Federal Home Loan Bank (FHLB) stock, at cost	18,269	12,847	27,058	-52.5%	20,002

Total investments	3,497,822	3,255,456	3,376,143	-3.6%	3,476,767

Loans:
Mortgage loans	887,620	906,801	621,622	45.9%	640,197
Commercial loans, mainly secured by real estate	228,008	234,429	236,904	-1.0%	228,163
Consumer loans	39,074	39,178	31,246	25.4%	35,483

Loans receivable, gross	1,154,702	1,180,408	889,772	32.7%	903,843
Less: Deferred loan fees, net	(2,827)	(2,894)	(2,846)	1.7%	(2,851)

Loans receivable	1,151,875	1,177,514	886,926	32.8%	900,992
Allowance for loan losses	(7,501)	(7,645)	(6,837)	11.8%	(6,630)

Loans receivable, net	1,144,374	1,169,869	880,089	32.9%	894,362
Mortgage loans held for sale	9,564	8,582	19,572	-56.2%	8,946

Total loans, net	1,153,938	1,178,451	899,661	31.0%	903,308

Total interest-earning assets	4,651,760	4,433,907	4,275,804	3.7%	4,380,075

Securities sold but not yet delivered	710	87,487	707	12274.4%	44,009
Accrued interest receivable	31,313	28,661	26,178	9.5%	29,067
Premises and equipment, net	17,358	19,797	15,471	28.0%	14,828
Deferred tax asset, net	14,861	12,698	6,980	81.9%	12,222
Foreclosed real estate	4,379	3,825	4,521	-15.4%	4,802
Other assets	77,044	61,221	47,392	29.2%	48,157

Total assets	$4,832,662	$4,662,330	$4,392,983	6.1%	$4,546,949

Interest-bearing liabilities:
Deposits:
Demand deposits	$141,260	$136,717	$145,950	-6.3%	$146,623
Savings accounts	171,034	213,042	86,258	147.0%	82,641
Certificates of deposit	901,553	943,683	1,072,564	-12.0%	1,069,304

Total deposits	1,213,847	1,293,442	1,304,772	-0.9%	1,298,568

Borrowings:
Federal funds purchased and other short term borrowings	17,098	45,070	11,641	287.2%	4,455
Securities sold under agreements to repurchase	2,856,361	2,692,173	2,208,847	21.9%	2,427,880
Advances from FHLB	285,500	165,000	300,000	-45.0%	313,300
Subordinated capital notes	72,166	72,166	72,166	0.0%	72,166
Term notes	15,000	15,000	15,000	0.0%	15,000

Total borrowings	3,246,125	2,989,409	2,607,654	14.6%	2,832,801

Total interest-bearing liabilities	4,459,972	4,282,851	3,912,426	9.5%	4,131,369

Securities and loans purchased but not yet received	6,539	702	100,000	-99.3%	43,354
Accrued expenses and other liabilities	25,868	27,064	34,125	-20.7%	30,435

Total liabilities	4,492,379	4,310,617	4,046,551	6.5%	4,205,158

	As of	As of			As of
	30-Jun-06	30-Sep-06	30-Sep-05%		31-Dec-05
Preferred Equity	68,000	68,000	68,000	0.0%	68,000

Common Equity:
Common stock	25,370	25,379	25,321	0.2%	25,350
Additional paid-in capital	208,620	208,670	212,695	-1.9%	208,454
Legal surplus	37,114	37,533	34,916	7.5%	35,863
Retained earnings	52,368	49,692	49,433	0.5%	52,340
Treasury stock, at cost	(10,779)	(11,521)	(8,031)	43.5%	(10,332)
Accumulated other comprehensive loss	(40,410)	(26,040)	(35,902)	-27.5%	(37,884)

Total common equity	272,283	283,713	278,432	1.9%	273,791

Stockholders’ equity	340,283	351,713	346,432	1.5%	341,791

Total liabilities and stockholders’ equity	$4,832,662	$4,662,330	$4,392,983	6.1%	$4,546,949

Number of financial centers	24	24	24		24

Trust Assets Managed	$1,933,912	$1,942,694	$1,850,957	5.0%	$1,875,300
Broker-Dealer Assets Gathered	1,172,726	1,160,725	1,143,873	1.5%	1,132,286

Total Assets Managed	3,106,638	3,103,419	2,994,830	3.6%	3,007,586
Assets owned	4,832,662	4,662,330	4,392,983	6.1%	4,546,949

Total financial assets managed and owned	$7,939,300	$7,765,749	$7,387,813	5.1%	$7,554,535

	QUARTER ENDED				NINE-MONTH PERIOD ENDED
SELECTED FINANCIAL DATA AT PERIOD-END	30-Sep-06	30-Sep-05%		30-Jun-06	30-Sep-06	30-Sep-05%
CREDIT DATA
Net credit losses:
Mortgage	$(24)	$70	-134.3%	$178	$353	$1,733	-79.6%
Commercial	(16)	94	-117.0%	119	121	577	-79.0%
Consumer	766	443	72.9%	308	1,429	879	62.6%

Total net credit losses	$726	$607	19.6%	$605	$1,903	$3,189	-40.3%

Net credit losses to average loans outstanding	0.26%	0.27%	-3.7%	0.25%	0.25%	0.48%	-47.9%

Allowance for loan losses				$7,501	$7,645	$6,837	11.8%

Allowance coverage ratios:
Allowance for loan losses to total loans				0.64%	0.64%	0.75%	-14.7%

Allowance for loan losses to non-performing loans				25.55%	22.33%	24.03%	-7.1%

Allowance for loan losses to non-residential non-performing loans				213.52%	245.81%	134.86%	82.3%

Non-performing assets summary:
Mortgage				$25,847	$31,120	$23,385	33.1%
Commercial, mainly real estate				2,930	2,608	4,802	-45.7%
Consumer				582	502	268	87.3%

Non-performing loans				29,359	34,230	28,455	20.3%
Foreclosed properties				4,379	3,852	4,521	-14.8%

Non-performing assets				$33,738	$38,082	$32,976	15.5%

Non-performing loans to total loans				2.53%	2.89%	3.14%	-8.1%

Non-performing loans to total assets				0.61%	0.73%	0.65%	13.3%

Non-performing assets to total assets				0.70%	0.82%	0.75%	8.8%

Loan Production and Purchases Summary:
Mortgage loans production	$68,229	$73,304	-6.9%	$70,844	$202,270	$213,801	-5.4%
Mortgage loans purchased	5,636	342	1548.0%	177,787	191,078	38,158	400.8%

Total mortgage	73,865	73,646	0.3%	248,631	393,348	251,959	56.1%
Commercial	14,543	23,040	-36.9%	12,448	42,536	113,692	-62.6%
Consumer	3,316	6,078	-45.4%	4,780	14,332	17,190	-16.6%

Total loan production and purchases	$91,724	$102,764	-10.7%	$265,859	$450,216	$382,841	17.6%